Exhibit 99.1

ADOMANI® Reports First Quarter 2019 Results

CORONA, CA / ACCESSWIRE / May 2, 2019 / ADOMANI, Inc. (NASDAQ: ADOM), a provider of advanced zero-emission and hybrid vehicle drivetrain solutions and purpose-built electric vehicles, today announced its results for the first quarter ended March 31, 2019.

Quarterly and Recent Highlights

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Backlog of $18.9 million at April 30, 2019, an increase of 46% from the previously reported April 4, 2019 backlog of $12.9 million, and a 120% increase over the $8.6 million backlog we reported at December 31, 2018.

•	Visited the Philippines and China in February to assess opportunities and are currently exploring prospective alliances.
•	Showcased its all-electric commercial trucks and vans in California ride-and-drive events, including the annual Advanced Clean Transportation (ACT) Expo held in Long Beach, California in April.
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Retained Roger Howsmon, a 40 year veteran of trucking and manufacturing  industries , as an expert consultant to assist with sales and marketing efforts for its all-electric truck and van products and other new products.

•	Presented at the Roth 2019 Conference in Laguna Beach, California in March.
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Entered into a mutual sales and marketing agreement with Zeem Solutions, a commercial electric vehicle (CEV) service provider. It is expected that Zeem will serve as an important sales representative and partner with respect to its all-electric truck and van products, including providing value-added support and service for ADOMANI’s products.

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Received initial order from GerWeiss EV USA LLC for zero-emission all-electric e-trikes, the three-wheeled vehicles widely used in the Philippines. The purchase order represents a revenue opportunity of approximately $1.7 million and will give ADOMANI access to a market where approximately 3.5 million e-trikes are currently in service.

Jim Reynolds, CEO of ADOMANI, commented, “We’ve made a lot of progress thus far in 2019. Backlog at March 31, 2019 was $12.9 million, a 50% increase over the December 31, 2018 backlog of $8.6 million. As of April 30, 2019, it has increased by an additional $7.2 million, or by 46%, to $18.9 million. We began marketing our all-electric trucks and vans, and hired truck industry expert Roger Howsmon as a consultant. We entered into a sales and marketing agreement with Zeem Solutions which we believe will have a positive impact on our ability to generate sales in 2019. Additionally, we received our first order from the Philippines for all-electric e-trikes, a market we believe represents a significant opportunity for us. Unfortunately, delivery timing creates volatility in our quarterly results in terms of revenue recognition. Due to delays from both major sub-contractors that extended beyond 2018 through the first quarter of 2019, we were not able to ship significant amounts of product.  Nevertheless, due to recent improvements in the supply chain, we are confident that we will be able to convert the majority of our existing backlog to sales revenue in 2019, and, if successful, we would be well positioned to meet or exceed analyst consensus revenue estimates for full year 2019. Moreover, we continue to believe that, if we are able to effectively execute our business plan and capitalize on the opportunities that are presented to us, we will be profitable by 2020. We also feel that we have adequate cash to fund us to profitability.”

First Quarter 2019 Financial Results

Sales were $420,320 for the three months ended March 31, 2019, compared to $463,731 for the three months ended March 31, 2018.  Cost of sales were $390,845 for the three months ended March 31, 2019 compared to $478,731 for the three months ended March 31, 2018.

General and administrative expenses in the first quarter of 2019 were approximately $1.4 million compared to approximately $3.9 million in the first quarter of 2018, a decrease of $2.5 million. The decrease was primarily due to a $2.7 million decrease in non-cash stock-based compensation expense compared to the prior-year period, and was partially offset by increases in legal, professional and insurance expenses during the current-year period. The first quarter 2019 general and administrative expenses include approximately $275,000 in non-cash charges, including $253,000 in stock-based compensation expense. The decrease in stock-based compensation expense in the current-year period was primarily due to the forfeiture in 2018 of options to purchase shares of common stock by certain employees and directors.

Consulting expenses increased by $34,455 for the three months ended March 31, 2019 as compared to the same period last year as a result of increased activity in the sales and marketing area in the current-year period.

Research and development expenses decreased by $110,933, to $45,000, in the first quarter of 2019 compared to the first quarter of 2018, due to the timing of certain expenditures made for research and development activity.

Total net operating expenses for the first quarter of 2019 decreased by $2.6 million compared to the first quarter of 2018 primarily due to the expense reductions discussed above.

Net loss in the first quarter of 2019 was approximately $1.4 million, a decrease of approximately $2.6 million as compared to a net loss of approximately $4.1 million in the first quarter of 2018 for the reasons discussed above. The total non-cash expenses included in the net loss for the quarter ended March 31, 2018 were approximately $3.0 million.

As of March 31, 2019, the Company had cash, cash equivalents, and short-term investments of $7.7 million and debt of $2.5 million, as compared to $8.2 million of cash, cash equivalents and short-term investments and no debt as of March 31, 2018. Working capital at March 31, 2019 was $6 million as compared to $10.5 million at March 31, 2018.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: May 2, 2019

Time: 4:30 PM ET

Toll-free:  (844) 369-8770

International:  (862) 298-0840

Conference Call Replay Information

The replay will be available approximately 2 hours after the conclusion of the call until June 2, 2019

Toll-free: (877) 481-4010

Reference ID:  44688

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI is also a provider of new zero-emission electric and hybrid vehicles focused on reducing the total cost of vehicle ownership, and helps fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements.  While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Hayden IR

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

SOURCE: ADOMANI, Inc.